Exhibit 3.1
TCG BDC, INC.
ARTICLES OF AMENDMENT AND RESTATEMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of TCG BDC, Inc., a Maryland corporation (the “Corporation”), is hereby amended by striking out Article I in its entirety and inserting in lieu thereof the following.
ARTICLE I
NAME
The name of the corporation (the “Corporation”) is Carlyle Secured Lending, Inc.
SECOND: The amendment of the charter of the Corporation as herein above set forth has been duly advised by the Board of Directors and was limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law without action by the stockholders.
THIRD: These Articles of Amendment shall become effective upon filing with the Department of Assessment and Taxation of Maryland.
FOURTH: The undersigned Chief Financial Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Financial Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, I have signed these Articles of Amendment and acknowledge the same to be the act of the Corporation on this 11th day of April 2022.

_/s/ Tom Hennigan_________________
Name: Tom Hennigan
Title: Chief Financial Officer

I, Joshua Lefkowitz, the undersigned attest that the Articles of Amendment have been verified under penalties for perjury and these Articles of Incorporation are the act of the Corporation on this 11th day of April 2022.

_/s/ Joshua Lefkowitz_______________
Name: Joshua Lefkowitz
Title: Secretary and Chief Compliance Officer
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